EXHIBIT 99.1
Press Release

Las Vegas Sands Reports First
Quarter 2016 Results

For the Quarter Ended March 31, 2016
(Compared to the Quarter Ended March 31, 2015)

—	Consolidated Net Revenue was $2.72 Billion

—	Hold-Normalized Adjusted Property EBITDA was $1.03 Billion

—	Consolidated Adjusted Property EBITDA was $917.6 Million

In Macao:

—	Adjusted Property EBITDA was $510.4 Million

—	Strong Cost Discipline Drove a 190 Basis Point Improvement in Hold-Normalized Adjusted Property EBITDA Margin to 32.1%

At Marina Bay Sands in Singapore:
—	Hold-Normalized Adjusted Property EBITDA was $382.8 Million, While Adjusted Property EBITDA was $274.9 Million

—	On a Constant-Currency Basis, Hold-Normalized Adjusted Property EBITDA Increased 10.3%

—	Hold-Normalized Adjusted Earnings per Diluted Share was $0.57; Adjusted Earnings per Diluted Share was $0.45; and GAAP Earnings per Diluted Share was $0.40

—	The Company Paid Dividends of $0.72 per Share, an Increase of 10.8%

Las Vegas, NV (April 20, 2016) — Las Vegas Sands Corp. (NYSE: LVS), the world’s leading developer and operator of convention-based integrated resorts, today reported financial results for the quarter ended March 31, 2016.

First Quarter Overview

Mr. Sheldon G. Adelson, chairman and chief executive officer, said, “The operating environment in Macao remained challenging during the quarter; but we do see signs of stabilization, particularly in the mass market. Our focus on the higher margin mass and non-gaming segments and the geographic diversification of our cash flows enabled us to once again deliver in excess of one billion U.S. dollars of hold-normalized adjusted property EBITDA during the quarter.  We remain intensely focused on the consistent execution of our proven global growth strategy, which leverages the power of our unique convention-based Integrated Resort business model.

“Our convention-based Integrated Resort business model continues to appeal to the broadest set of customers, generate the most diversified set of cash flows and deliver the industry’s highest revenue and profit from non-gaming segments, while bringing unsurpassed economic and diversification benefits to the regions in which we operate.  We remain confident in our ability to both further extend our global leadership position and deliver strong growth in the future.

“The prudent management of our cash flow, including the ability to increase the return of capital to shareholders while maintaining a strong balance sheet and ample liquidity to invest in future growth opportunities, remains a cornerstone of our strategy.”

The company paid a recurring quarterly dividend of $0.72 per common share during the quarter, an increase of 10.8% compared to the first quarter of 2015. The company announced that its next recurring quarterly dividend of $0.72 per common share will be paid on June 30, 2016, to Las Vegas Sands shareholders of record on June 22, 2016.  That dividend also represents an increase of 10.8% compared to the dividend paid in the second quarter of 2015.  Additionally, since the inception of the company’s share repurchase program in June 2013, the company has returned $2.44 billion to shareholders through the repurchase of 35.4 million shares.

Mr. Adelson added, “In Macao, notwithstanding the difficult operating environment, we delivered $510.4 million in adjusted property EBITDA across our Macao property portfolio during the quarter. We remain confident that our market-leading Cotai Strip properties, which will be complemented later this year by The Parisian Macao, targeted to open in mid-September 2016, will continue to provide the economic benefits of diversification to Macao, help attract greater numbers of business and leisure travelers, and provide our company with an outstanding and diversified platform for growth in the years ahead.”

Marina Bay Sands in Singapore continues to attract visitors from across the region to Singapore, which enabled us to generate yet another record mass gaming win-per-day in local currency terms. While the impact of the stronger U.S. dollar and low win percentage on Rolling Chip play negatively impacted the company’s reported financial results for the quarter, both gaming volumes and our non-gaming segments remain resilient. On a constant currency basis, hold-normalized adjusted property EBITDA increased 10.3%.

At The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, a 10.0% year-over-year increase in RevPAR to $231 drove a 17.3% increase in adjusted property EBITDA during the first quarter of 2016.

Company-Wide Operating Results

Net revenue for the first quarter of 2016 decreased 9.8% to $2.72 billion, compared to $3.01 billion in the first quarter of 2015. Consolidated adjusted property EBITDA of $917.6 million decreased 12.7% in the first quarter of 2016, compared to the year-ago quarter. On a hold-normalized basis, adjusted property EBITDA increased 0.9% to $1.03 billion in the first quarter of 2016.

On a GAAP (Generally Accepted Accounting Principles) basis, operating income in the first quarter of 2016 decreased 17.6% to $585.6 million, compared to $711.1 million in the first quarter of 2015.  The decrease in operating income was principally due to softer results across the company’s Macao property portfolio and lower win percentage on Rolling Chip play at Marina Bay Sands in Singapore.

On a GAAP basis, net income attributable to Las Vegas Sands in the first quarter of 2016 decreased 37.5% to $320.2 million, compared to $511.9 million in the first quarter of 2015, while diluted earnings per share in the first quarter of 2016 decreased 37.5% to $0.40, compared to $0.64 in the prior-year quarter. The decrease in net income attributable to Las Vegas Sands reflected the decline in operating income described above as well as a $35.8 million mark-to-market loss on Singapore dollar forward contracts. This was partially offset by a $10.4 million decrease in net income attributable to noncontrolling interests.

Adjusted net income (see Note 1) decreased to $357.3 million, or $0.45 per diluted share, compared to $531.1 million, or $0.66 per diluted share, in the first quarter of 2015.

Sands China Ltd. Consolidated Financial Results

On a GAAP basis, total net revenues for Sands China Ltd. decreased 7.9% to $1.63 billion in the first quarter of 2016, compared to $1.77 billion in the first quarter of 2015. Adjusted property EBITDA for Sands China Ltd. decreased 2.5% to $517.9 million in the first quarter of 2016, compared to $531.0 million in the first quarter of 2015. Net income for Sands China Ltd. decreased 9.6% to $311.6 million in the first quarter of 2016, compared to $344.7 million in the first quarter of 2015.

The Venetian Macao First Quarter Operating Results

Despite the softer gaming market in Macao, The Venetian Macao continued to enjoy market-leading visitation and financial performance. The property generated adjusted property EBITDA of $267.8 million in the first quarter with an adjusted property EBITDA margin of 35.8%.  Non-Rolling Chip drop was $1.77 billion for the quarter, with a Non-Rolling Chip win percentage of 25.1%.  Rolling Chip volume during the quarter decreased 3.4% to $8.23 billion. Rolling Chip win percentage was 3.21% in the quarter, above the 2.83% experienced in the prior-year quarter. Slot handle was $1.07 billion.

The following table summarizes the key operating results for The Venetian Macao for the first quarter of 2016 compared to the first quarter of 2015:

	Three Months Ended
The Venetian Macao Operations	March 31,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$654.9	$676.9	$(22.0)	-3.3%
Rooms	46.2	59.6	(13.4)	-22.5%
Food and Beverage	20.9	24.2	(3.3)	-13.6%
Mall	48.9	44.4	4.5	10.1%
Convention, Retail and Other	14.1	22.1	(8.0)	-36.2%
Less - Promotional Allowances	(36.0)	(40.0)	4.0	10.0%
Net Revenues	$749.0	$787.2	$(38.2)	-4.9%

Adjusted Property EBITDA	$267.8	$269.9	$(2.1)	-0.8%
EBITDA Margin %	35.8%	34.3%		1.5 pts

Operating Income	$223.9	$220.0	$3.9	1.8%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$8,226.0	$8,518.0	$(292.0)	-3.4%
Rolling Chip Win %(1)	3.21%	2.83%		0.38 pts

Non-Rolling Chip Drop	$1,770.1	$1,868.0	$(97.9)	-5.2%
Non-Rolling Chip Win %	25.1%	25.0%		0.1 pts

Slot Handle	$1,070.0	$1,062.5	$7.5	0.7%
Slot Hold %	4.4%	4.9%		-0.5 pts

Hotel Statistics

Occupancy %	77.7%	85.8%		-8.1 pts
Average Daily Rate (ADR)	$226	$270	$(44)	-16.3%
Revenue per Available Room (RevPAR)	$176	$232	$(56)	-24.1%

(1)	This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Sands Cotai Central First Quarter Operating Results

Net revenues and adjusted property EBITDA for the first quarter of 2016 at Sands Cotai Central were $530.3 million and $163.5 million, respectively, resulting in an adjusted property EBITDA margin of 30.8%.

Non-Rolling Chip drop was $1.50 billion in the first quarter with a Non-Rolling Chip win percentage of 20.9%.  Rolling Chip volume was $3.60 billion for the quarter with a Rolling Chip win percentage of 3.92%.  Slot handle was $1.56 billion for the quarter. Hotel occupancy was 77.1% with ADR of $155.

The following table summarizes our key operating results for Sands Cotai Central for the first quarter of 2016 compared to the first quarter of 2015:

	Three Months Ended
Sands Cotai Central Operations	March 31,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$459.0	$493.0	$(34.0)	-6.9%
Rooms	66.6	71.9	(5.3)	-7.4%
Food and Beverage	25.9	28.0	(2.1)	-7.5%
Mall	15.4	13.5	1.9	14.1%
Convention, Retail and Other	5.0	6.8	(1.8)	-26.5%
Less - Promotional Allowances	(41.6)	(41.4)	(0.2)	-0.5%
Net Revenues	$530.3	$571.8	$(41.5)	-7.3%

Adjusted Property EBITDA	$163.5	$155.9	$7.6	4.9%
EBITDA Margin %	30.8%	27.3%		3.5 pts

Operating Income	$85.5	$76.4	$9.1	11.9%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$3,603.4	$6,083.0	$(2,479.6)	-40.8%
Rolling Chip Win %(1)	3.92%	2.76%		1.16 pts

Non-Rolling Chip Drop	$1,504.0	$1,645.1	$(141.1)	-8.6%
Non-Rolling Chip Win %	20.9%	20.8%		0.1 pts

Slot Handle	$1,559.1	$1,643.8	$(84.7)	-5.2%
Slot Hold %	3.5%	3.2%		0.3 pts

Hotel Statistics

Occupancy %	77.1%	81.5%		-4.4 pts
Average Daily Rate (ADR)	$155	$173	$(18)	-10.4%
Revenue per Available Room (RevPAR)	$119	$141	$(22)	-15.6%

(1)	This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Four Seasons Hotel Macao and Plaza Casino First Quarter Operating Results

The Four Seasons Hotel Macao and Plaza Casino generated adjusted property EBITDA of $48.2 million in the first quarter of 2016, an increase of 8.3% compared to the year-ago quarter.  Non-Rolling Chip drop increased 31.0% to $300.1 million, with a Non-Rolling Chip win percentage of 19.1%.  Rolling Chip volume was $2.62 billion for the quarter. Rolling Chip win percentage was 3.22% in the quarter, above the 2.81% experienced in the prior-year quarter. Slot handle was $90.2 million during the quarter.

The following table summarizes our key operating results for the Four Seasons Hotel Macao and Plaza Casino for the first quarter of 2016 compared to the first quarter of 2015:

	Three Months Ended
Four Seasons Hotel Macao and Plaza Casino Operations	March 31,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$111.2	$125.4	$(14.2)	-11.3%
Rooms	8.4	10.7	(2.3)	-21.5%
Food and Beverage	6.5	6.7	(0.2)	-3.0%
Mall	31.3	29.7	1.6	5.4%
Convention, Retail and Other	0.6	0.9	(0.3)	-33.3%
Less - Promotional Allowances	(9.7)	(12.1)	2.4	19.8%
Net Revenues	$148.3	$161.3	$(13.0)	-8.1%

Adjusted Property EBITDA	$48.2	$44.5	$3.7	8.3%
EBITDA Margin %	32.5%	27.6%		4.9 pts

Operating Income	$36.8	$31.9	$4.9	15.4%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$2,621.5	$3,962.6	$(1,341.1)	-33.8%
Rolling Chip Win %(1)	3.22%	2.81%		0.41 pts

Non-Rolling Chip Drop	$300.1	$229.0	$71.1	31.0%
Non-Rolling Chip Win %	19.1%	23.1%		-4.0 pts

Slot Handle	$90.2	$133.9	$(43.7)	-32.6%
Slot Hold %	6.8%	4.8%		2.0 pts

Hotel Statistics

Occupancy %	69.0%	77.0%		-8.0 pts
Average Daily Rate (ADR)	$358	$410	$(52)	-12.7%
Revenue per Available Room (RevPAR)	$247	$316	$(69)	-21.8%

(1)	This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Sands Macao First Quarter Operating Results

Sands Macao’s adjusted property EBITDA was $31.0 million. Non-Rolling Chip drop was $699.9 million during the quarter, while slot handle was $657.7 million. Rolling Chip volume was $2.24 billion for the quarter. The property realized 2.45% win on Rolling Chip volume during the quarter, below the 2.86% generated in the year-ago quarter.

The following table summarizes our key operating results for Sands Macao for the first quarter of 2016 compared to the first quarter of 2015:

	Three Months Ended
Sands Macao Operations	March 31,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$169.5	$218.8	$(49.3)	-22.5%
Rooms	5.2	5.6	(0.4)	-7.1%
Food and Beverage	7.0	9.1	(2.1)	-23.1%
Convention, Retail and Other	2.1	2.4	(0.3)	-12.5%
Less - Promotional Allowances	(8.7)	(10.5)	1.8	17.1%
Net Revenues	$175.1	$225.4	$(50.3)	-22.3%

Adjusted Property EBITDA	$31.0	$57.4	$(26.4)	-46.0%
EBITDA Margin %	17.7%	25.5%		-7.8 pts

Operating Income	$21.8	$44.7	$(22.9)	-51.2%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$2,241.0	$2,526.2	$(285.2)	-11.3%
Rolling Chip Win %(1)	2.45%	2.86%		-0.41 pts

Non-Rolling Chip Drop	$699.9	$789.9	$(90.0)	-11.4%
Non-Rolling Chip Win %	16.9%	19.1%		-2.2 pts

Slot Handle	$657.7	$707.1	$(49.4)	-7.0%
Slot Hold %	3.3%	3.5%		-0.2 pts

Hotel Statistics

Occupancy %	95.8%	98.4%		-2.6 pts
Average Daily Rate (ADR)	$207	$226	$(19)	-8.4%
Revenue per Available Room (RevPAR)	$198	$222	$(24)	-10.8%

(1) This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Marina Bay Sands First Quarter Operating Results

The stronger U.S. dollar negatively impacted the financial results and key performance indicators of Marina Bay Sands in Singapore in the current quarter.  Low win percentage on Rolling Chip play also negatively impacted our reported financial results. The property generated adjusted property EBITDA of $274.9 million. On a hold-normalized basis, adjusted property EBITDA was $382.8 million. On a constant-currency basis, hold-normalized adjusted property EBITDA increased 10.3%.

Rolling Chip win percentage of 1.42% in the first quarter of 2016 was below the expected range and considerably below the 3.41% achieved in the first quarter of 2015. Rolling Chip volume was $9.63 billion for the quarter.

Non-Rolling Chip drop was $1.01 billion during the quarter, with a Non-Rolling Chip win percentage of 29.1%. Slot handle increased 8.8% to $3.36 billion for the quarter compared to the year-ago quarter. Total mass win-per-day during the quarter was $4.8 million and was an all-time quarterly record for the property in local currency terms.

ADR decreased to $394 during the quarter, but occupancy increased to 97.9%, resulting in a RevPAR decrease of 1.8% compared to the same quarter last year.

The following table summarizes our key operating results for Marina Bay Sands for the first quarter of 2016 compared to the first quarter of 2015:

	Three Months Ended
Marina Bay Sands Operations	March 31,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$453.1	$631.9	$(178.8)	-28.3%
Rooms	88.9	89.6	(0.7)	-0.8%
Food and Beverage	46.0	45.2	0.8	1.8%
Mall	39.0	39.8	(0.8)	-2.0%
Convention, Retail and Other	21.0	26.7	(5.7)	-21.3%
Less - Promotional Allowances	(44.3)	(48.4)	4.1	8.5%
Net Revenues	$603.7	$784.8	$(181.1)	-23.1%

Adjusted Property EBITDA	$274.9	$415.3	$(140.4)	-33.8%
EBITDA Margin %	45.5%	52.9%		-7.4 pts

Operating Income	$186.0	$319.0	$(133.0)	-41.7%

Gaming Statistics
(Dollars in millions)

Rolling Chip Volume	$9,632.1	$10,090.0	$(457.9)	-4.5%
Rolling Chip Win %(1)	1.42%	3.41%		-1.99 pts

Non-Rolling Chip Drop	$1,006.5	$1,108.7	$(102.2)	-9.2%
Non-Rolling Chip Win %	29.1%	25.3%		3.8 pts

Slot Handle	$3,355.4	$3,084.3	$271.1	8.8%
Slot Hold %	4.3%	4.6%		-0.3 pts

Hotel Statistics

Occupancy %	97.9%	94.8%		3.1 pts
Average Daily Rate (ADR)	$394	$414	$(20)	-4.8%
Revenue per Available Room (RevPAR)	$386	$393	$(7)	-1.8%

(1)	This compares to our expected Rolling Chip win percentage of 2.7% to 3.0% (calculated before discounts and commissions).

Las Vegas Operations First Quarter Operating Results

Adjusted property EBITDA at The Venetian Las Vegas and The Palazzo, including the Sands Expo and Convention Center, was $86.9 million for the quarter, an increase of 17.3% compared to the first quarter of 2015.  On a hold-normalized basis, adjusted property EBITDA in the quarter increased 15.0% year-over-year to $102.5 million.  RevPAR increased 10.0% year-over-year to $231 in the quarter, reflecting a 2.9% increase in ADR to $251 and a 5.9 percentage point increase in occupancy to 92.1%.  Table games drop decreased 9.3% in the quarter to $483.5 million, reflecting softer play in both Baccarat and non-Baccarat segments, while slot handle increased 1.4% to $586.5 million.

The following table summarizes our key operating results for our Las Vegas operations for the first quarter of 2016 compared to the first quarter of 2015:

	Three Months Ended
Las Vegas Operations	March 31,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$104.4	$111.8	$(7.4)	-6.6%
Rooms	147.6	130.6	17.0	13.0%
Food and Beverage	74.2	68.9	5.3	7.7%
Convention, Retail and Other	84.5	87.6	(3.1)	-3.5%
Less - Promotional Allowances	(25.8)	(22.5)	(3.3)	-14.7%
Net Revenues	$384.9	$376.4	$8.5	2.3%

Adjusted Property EBITDA	$86.9	$74.1	$12.8	17.3%
EBITDA Margin %	22.6%	19.7%		2.9 pts

Operating Income	$78.3	$70.4	$7.9	11.2%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$483.5	$533.1	$(49.6)	-9.3%
Table Games Win %(1)	15.9%	16.6%		-0.7 pts

Slot Handle	$586.5	$578.5	$8.0	1.4%
Slot Hold %	8.1%	7.6%		0.5 pts

Hotel Statistics

Occupancy %	92.1%	86.2%		5.9 pts
Average Daily Rate (ADR)	$251	$244	$7	2.9%
Revenue per Available Room (RevPAR)	$231	$210	$21	10.0%

(1)	This compares to our expected Baccarat win percentage of 21.0% to 29.0% and our expected non-Baccarat win percentage of 16.0% to 20.0% (calculated before discounts).

Sands Bethlehem First Quarter Operating Results

Net revenues for Sands Bethlehem in Pennsylvania increased 8.6% to $138.7 million and adjusted property EBITDA increased 26.1% to $37.7 million for the quarter. Table games drop increased 6.7% to $281.0 million for the quarter, while table games win percentage was 19.8%, above the 17.3% realized in the first quarter of 2015. Slot handle increased 7.6% year-over-year to $1.08 billion for the quarter, with a slot hold percentage of 7.0%.

The following table summarizes our key operating results for Sands Bethlehem for the first quarter of 2016 compared to the first quarter of 2015:

	Three Months Ended
Sands Bethlehem Operations	March 31,
(Dollars in millions)	2016	2015	$ Change	Change
Revenues:
Casino	$130.1	$118.8	$11.3	9.5%
Rooms	3.4	3.4	-	0.0%
Food and Beverage	7.1	7.4	(0.3)	-4.1%
Mall	0.6	0.6	-	0.0%
Convention, Retail and Other	4.9	4.2	0.7	16.7%
Less - Promotional Allowances	(7.4)	(6.7)	(0.7)	-10.4%
Net Revenues	$138.7	$127.7	$11.0	8.6%

Adjusted Property EBITDA	$37.7	$29.9	$7.8	26.1%
EBITDA Margin %	27.2%	23.4%		3.8 pts

Operating Income	$29.7	$23.2	$6.5	28.0%

Gaming Statistics
(Dollars in millions)

Table Games Drop	$281.0	$263.4	$17.6	6.7%
Table Games Win %(1)	19.8%	17.3%		2.5 pts

Slot Handle	$1,081.9	$1,005.2	$76.7	7.6%
Slot Hold %	7.0%	7.1%		-0.1 pts

Hotel Statistics

Occupancy %	90.7%	84.5%		6.2 pts
Average Daily Rate (ADR)	$153	$149	$4.0	2.7%
Revenue per Available Room (RevPAR)	$138	$126	$12.0	9.5%

(1) This compares to our expected table games win percentage of 14.0% to 16.0% (calculated before discounts).

Asian Retail Mall Operations

Gross revenue from tenants in the company’s retail malls on Macao’s Cotai Strip (The Venetian Macao, Four Seasons Macao and Sands Cotai Central) and Marina Bay Sands in Singapore was $134.3 million for the first quarter of 2016, an increase of 5.6% compared to the first quarter of 2015.  Operating profit derived from these retail mall assets increased 6.9% year-over-year to $120.2 million.

	For The Three Months Ended March 31, 2016					TTM March 31, 2016
(Dollars in millions except per square foot data)	Gross Revenue(1)	Operating Profit	Operating Profit Margin	Gross Leasable Area (sq. ft.)	Occupancy % at End of Period	Tenant Sales Per Sq. Ft.(2)

Shoppes at Venetian	$48.7	$43.7	89.7%	780,834	97.5%	$1,428

Shoppes at Four Seasons
Luxury Retail	21.4	20.4	95.3%	142,562	100.0%	4,389
Other Stores	9.9	9.0	90.9%	118,008	97.9%	1,508
Total	31.3	29.4	93.9%	260,570	99.0%	3,128

Shoppes at Cotai Central(3)	15.3	13.4	87.6%	331,444	96.0%	872
Total Cotai Strip in Macao	95.3	86.5	90.8%	1,372,848	97.4%	1,642

The Shoppes at Marina Bay Sands	39.0	33.7	86.4%	644,719	96.2%	1,334

Total	$134.3	$120.2	89.5%	2,017,567	97.0%	$1,545

(1)	Gross revenue figures are net of intersegment revenue eliminations.

(2)	Tenant sales per square foot reflect sales from tenants only after the tenant has been open for a period of 12 months.

(3)	At completion of all phases, the Shoppes at Cotai Central will feature up to 600,000 square feet of gross leasable area.

Other Factors Affecting Earnings

Other Asia, which is principally comprised of our CotaiJet ferry operation, reflected adjusted property EBITDA of $7.7 million during the quarter, compared to $3.5 million in the first quarter of 2015.

Pre-opening expense was $8.6 million in the first quarter of 2016 and related primarily to The Parisian Macao.

Depreciation and amortization expense was $259.9 million in the first quarter of 2016, compared to $253.9 million in the first quarter of 2015.

Interest expense, net of amounts capitalized, was $68.6 million for the first quarter of 2016, compared to $66.3 million in the prior-year quarter. Capitalized interest was $9.8 million during the first quarter of 2016, compared to $4.2 million during the first quarter of 2015.  Our weighted average borrowing cost in the first quarter of 2016 was approximately 3.1%.

Corporate expense was $46.6 million in the first quarter of 2016, compared to $45.2 million in the first quarter of 2015.

Other expense was $47.1 million in the first quarter of 2016, compared to other income of $15.5 million in the first quarter of 2015. A mark-to-market loss of $35.8 million on Singapore dollar forward contracts was incurred in the first quarter of 2016. There were no contracts in place in the first quarter of 2015.

The company’s effective income tax rate for the first quarter of 2016 was 13.4% compared to 8.3% in the prior-year quarter. The increase relates primarily to a discrete non-cash charge in connection with a valuation allowance on certain foreign deferred tax assets. The tax rate is primarily driven by a provision for the earnings from Marina Bay Sands at the 17% Singapore income tax rate.

The net income attributable to noncontrolling interests during the first quarter of 2016 of $88.7 million was principally related to Sands China Ltd.

Balance Sheet Items

Unrestricted cash balances as of March 31, 2016 were $1.70 billion.

As of March 31, 2016, total debt outstanding, including the current portion, was $9.51 billion.

Capital Expenditures

Capital expenditures during the first quarter totaled $343.6 million, including construction, development and maintenance activities of $307.3 million in Macao (principally for The Parisian Macao), $17.0 million in Las Vegas, $13.1 million at Marina Bay Sands, and $6.2 million at Sands Bethlehem.

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Conference Call Information

The company will host a conference call to discuss the company's results on Wednesday, April 20, 2016 at 1:30 p.m. Pacific Time. Interested parties may listen to the conference call through a webcast available on the company’s website at www.sands.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new development, construction and ventures, substantial leverage and debt service, government regulation, tax law changes, legalization of gaming, interest rates, future terrorist acts, influenza, insurance, gaming promoters, risks relating to our gaming licenses, certificate and subconcession, infrastructure in Macao, our ability to meet certain development deadlines, our subsidiaries’ ability to make distribution payments to us, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

Note 1

Adjusted net income excludes pre-opening expense, development expense, gain or loss on disposal of assets, loss on modification or early retirement of debt and fair value adjustment of forward contracts, attributable to Las Vegas Sands, net of income tax.

About Las Vegas Sands

Las Vegas Sands (NYSE: LVS) is the world's leading developer and operator of Integrated Resorts. Our collection of Integrated Resorts in Asia and the United States feature state-of-the-art convention and exhibition facilities, premium accommodations, world-class gaming and entertainment, destination retail and dining including celebrity chef restaurants and many other amenities.

Our properties include The Venetian and The Palazzo resorts and Sands Expo Center in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd.(HK: 1928), LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao and Sands Cotai Central, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for nearly 50,000 employees worldwide, driving impact through its Sands Cares corporate citizenship program and leading innovation with the company’s award-winning Sands ECO360° global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607

Las Vegas Sands Corp.
First Quarter 2016 Results
Non-GAAP Reconciliations

Within the company’s first quarter 2016 press release, the company makes reference to certain non-GAAP financial measures including “adjusted net income,” “hold-normalized adjusted net income,” “adjusted earnings per diluted share,” “hold-normalized adjusted earnings per diluted share,” “adjusted property EBITDA,” and “hold-normalized adjusted property EBITDA.”  Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K.  The specific reasons why the company’s management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.’s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted property EBITDA consists of operating income (loss) before depreciation and amortization, amortization of leasehold interests in land, gain or loss on disposal of assets, pre-opening expense, development expense, royalty fees, stock-based compensation and corporate expense.  Reconciliations of GAAP operating income (loss) and GAAP net income attributable to Las Vegas Sands Corp. to adjusted property EBITDA and hold-normalized adjusted property EBITDA are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Revenues:
Casino	$2,082,196	$2,376,688
Rooms	366,300	371,413
Food and beverage	187,567	189,411
Mall	134,931	127,814
Convention, retail and other	123,552	134,137
	2,894,546	3,199,463
Less - promotional allowances	(178,306)	(187,841)
	2,716,240	3,011,622
Operating expenses:
Resort operations	1,804,185	1,965,089
Corporate	46,628	45,223
Pre-opening	8,609	9,579
Development	2,377	1,533
Depreciation and amortization	259,876	253,922
Amortization of leasehold interests in land	9,547	9,838
(Gain) loss on disposal of assets	(612)	15,323
	2,130,610	2,300,507
Operating income	585,630	711,115
Other income (expense):
Interest income	2,027	6,378
Interest expense, net of amounts capitalized	(68,648)	(66,255)
Other income (expense)	(47,071)	15,465
Income before income taxes	471,938	666,703
Income tax expense	(63,025)	(55,665)
Net income	408,913	611,038
Net income attributable to noncontrolling interests	(88,746)	(99,115)
Net income attributable to Las Vegas Sands Corp.	$320,167	$511,923

Earnings per share:
Basic	$0.40	$0.64
Diluted	$0.40	$0.64

Weighted average shares outstanding:
Basic	794,488,858	797,935,314
Diluted	795,032,018	798,877,040

Dividends declared per common share	$0.72	$0.65

Exhibit 1

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income (Loss) to Adjusted Property EBITDA:

	Three Months Ended March 31, 2016

		Depreciation	Amortization of Leasehold	(Gain) Loss	Pre-Opening and		(1)		Adjusted
	Operating	and	Interests	on Disposal	Development	Royalty	Stock-Based	Corporate	Property
	Income (Loss)	Amortization	in Land	of Assets	Expense	Fees	Compensation	Expense	EBITDA
Macao:
The Venetian Macao	$223,949	$39,632	$1,662	$112	$64	$-	$2,387	$-	$267,806
Sands Cotai Central	85,543	74,381	2,134	373	95	-	940	-	163,466
Four Seasons Hotel Macao and Plaza Casino	36,810	9,705	719	10	692	-	250	-	48,186
Sands Macao	21,795	8,601	372	(22)	-	-	225	-	30,971
Macao Property Operations	368,097	132,319	4,887	473	851	-	3,802	-	510,429
Marina Bay Sands	185,957	66,446	4,048	(1,633)	-	19,879	175	-	274,872
United States:
Las Vegas Operating Properties	78,252	43,236	-	(14)	257	(36,048)	1,215	-	86,898
Sands Bethlehem	29,696	7,234	-	561	234	-	-	-	37,725
United States Property Operations	107,948	50,470	-	547	491	(36,048)	1,215	-	124,623
Other Asia (2)	(12,699)	3,625	-	-	29	16,368	337	-	7,660
Other Development	(10,236)	9	612	-	9,615	-	-	-	-
Corporate	(53,437)	7,007	-	1	-	(199)	-	46,628	-
	$585,630	$259,876	$9,547	$(612)	$10,986	$-	$5,529	$46,628	$917,584

	Three Months Ended March 31, 2015

		Depreciation	Amortization of Leasehold	(Gain) Loss	Pre-Opening and		(1)		Adjusted
	Operating	and	Interests	on Disposal	Development	Royalty	Stock-Based	Corporate	Property
	Income (Loss)	Amortization	in Land	of Assets	Expense	Fees	Compensation	Expense	EBITDA
Macao:
The Venetian Macao	$220,030	$38,116	$1,666	$8,573	$-	$-	$1,557	$-	$269,942
Sands Cotai Central	76,423	71,683	2,147	3,313	1,873	-	471	-	155,910
Four Seasons Hotel Macao and Plaza Casino	31,935	9,741	720	7	1,892	-	177	-	44,472
Sands Macao	44,731	9,028	367	3,006	-	-	246	-	57,378
Macao Property Operations	373,119	128,568	4,900	14,899	3,765	-	2,451	-	527,702
Marina Bay Sands	319,017	64,416	4,325	274	252	26,776	212	-	415,272
United States:
Las Vegas Operating Properties	70,415	42,337	-	244	136	(40,148)	1,125	-	74,109
Sands Bethlehem	23,200	6,701	-	(94)	12	-	74	-	29,893
United States Property Operations	93,615	49,038	-	150	148	(40,148)	1,199	-	104,002
Other Asia (2)	(13,731)	3,510	-	-	-	13,640	113	-	3,532
Other Development	(7,722)	162	613	-	6,947	-	-	-	-
Corporate	(53,183)	8,228	-	-	-	(268)	-	45,223	-
	$711,115	$253,922	$9,838	$15,323	$11,112	$-	$3,975	$45,223	$1,050,508

(1) During the three months ended March 31, 2016 and 2015, the Company recorded stock-based compensation expense of $13.7 million and $12.2 million, respectively, of which $7.8 million and $8.1 million, respectively, is included in corporate expense and $0.4 million and $0.1 million, respectively, is included in pre-opening and development expense on the Company's condensed consolidated statements of operations.

(2) Primarily includes the results of the CotaiJet ferry operations.

Exhibit 2

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Adjusted Property EBITDA to Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended March 31, 2016

	Adjusted Property EBITDA	(1) Hold-Normalized Casino Revenue	(2) Hold-Normalized Casino Expense	Hold-Normalized Adjusted Property EBITDA

Macao Property Operations	$510,429	$(43,909)	$33,973	$500,493
Marina Bay Sands	274,872	135,443	(27,543)	382,772
United States:
Las Vegas Operating Properties	86,898	19,073	(3,479)	102,492
Sands Bethlehem	37,725	-	-	37,725
United States Property Operations	124,623	19,073	(3,479)	140,217
Other Asia	7,660	-	-	7,660
Other Development	-	-	-	-
Corporate	-	-	-	-
	$917,584	$110,607	$2,951	$1,031,142

	Three Months Ended March 31, 2015

	Adjusted Property EBITDA	(1) Hold-Normalized Casino Revenue	(2) Hold-Normalized Casino Expense	Hold-Normalized Adjusted Property EBITDA

Macao Property Operations	$527,702	$-	$-	$527,702
Marina Bay Sands	415,272	(55,265)	11,283	371,290
United States:
Las Vegas Operating Properties	74,109	18,311	(3,258)	89,162
Sands Bethlehem	29,893	-	-	29,893
United States Property Operations	104,002	18,311	(3,258)	119,055
Other Asia	3,532	-	-	3,532
Other Development	-	-	-	-
Corporate	-	-	-	-
	$1,050,508	$(36,954)	$8,025	$1,021,579

(1) For Macao Property Operations and Marina Bay Sands, this represents the estimated incremental casino revenue related to Rolling volume play that would have been earned or lost had the Company's current period win percentage equaled 2.85%. This calculation will only be done if the current period win percentage is outside the expected range of 2.7% to 3.0%.

For the Las Vegas Operating Properties, this represents the estimated incremental casino revenue related to all table games play that would have been earned or lost had the Company's current period win percentage equaled 25.0% for Baccarat and 18.0% for non-Baccarat. This calculation will only be done if the current period win percentages for Baccarat and non-Baccarat are outside the expected ranges of 21.0% to 29.0% and 16.0% to 20.0%, respectively.

For Sands Bethlehem, no adjustments have been, or will be, made.

These amounts have been offset by the estimated commissions paid and discounts and other incentives rebated directly or indirectly to customers.

(2) Represents the estimated incremental expenses (gaming taxes, bad debt expense and commissions paid to third parties) that would have been incurred or avoided on the incremental casino revenue calculated in (1) above.

Exhibit 3

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income Attributable to Las Vegas Sands Corp. to Adjusted Property EBITDA and Hold-Normalized Adjusted Property EBITDA:

	Three Months Ended
	March 31,
	2016	2015
Net income attributable to Las Vegas Sands Corp.	$320,167	$511,923
Add (deduct):
Net income attributable to noncontrolling interests	88,746	99,115
Income tax expense	63,025	55,665
Other (income) expense	47,071	(15,465)
Interest expense, net of amounts capitalized	68,648	66,255
Interest income	(2,027)	(6,378)
(Gain) loss on disposal of assets	(612)	15,323
Amortization of leasehold interests in land	9,547	9,838
Depreciation and amortization	259,876	253,922
Development expense	2,377	1,533
Pre-opening expense	8,609	9,579
Stock-based compensation (1)	5,529	3,975
Corporate expense	46,628	45,223
Adjusted Property EBITDA	$917,584	$1,050,508

Hold-normalized casino revenue (2)	110,607	(36,954)
Hold-normalized casino expense (2)	2,951	8,025
Hold-Normalized Adjusted Property EBITDA	$1,031,142	$1,021,579

(1)  See Exhibit 2
(2)  See Exhibit 3
_______________________

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
The Venetian Macao	$748,954	$787,191
Sands Cotai Central	530,280	571,764
Four Seasons Hotel Macao and Plaza Casino	148,266	161,251
Sands Macao	175,091	225,371
Marina Bay Sands	603,653	784,816
Las Vegas Operating Properties	384,876	376,383
Sands Bethlehem	138,668	127,699
Other Asia	38,589	35,479
Intersegment Eliminations	(52,137)	(58,332)
	$2,716,240	$3,011,622
_______________________

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Adjusted Property EBITDA as a Percentage of Net Revenues
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
The Venetian Macao	35.8%	34.3%
Sands Cotai Central	30.8%	27.3%
Four Seasons Hotel Macao and Plaza Casino	32.5%	27.6%
Sands Macao	17.7%	25.5%
Marina Bay Sands	45.5%	52.9%
Las Vegas Operating Properties	22.6%	19.7%
Sands Bethlehem	27.2%	23.4%
Other Asia	19.9%	10.0%

Total	33.8%	34.9%

Exhibit 4

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income; Hold-Normalized Adjusted Net Income; Adjusted Earnings Per
Diluted Share; and Hold-Normalized Adjusted Earnings Per Diluted Share
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net income attributable to Las Vegas Sands Corp.	$320,167	$511,923

Pre-opening expense, net (1)	6,000	6,782
Development expense, net (1)	2,360	1,533
(Gain) loss on disposal of assets, net (1)	(943)	10,868
Fair value adjustment of forward contracts, net (1)	29,748	-
Adjusted net income	$357,332	$531,106

Hold-normalized casino revenue (2)	110,607	(36,954)
Hold-normalized casino expense (2)	2,951	8,025
Income tax impact on hold adjustments	(18,343)	7,477
Noncontrolling interest impact on hold adjustments	2,969	-
Hold-normalized adjusted net income	$455,516	$509,654

(1) Amount attributable to Las Vegas Sands Corp., net of tax
(2) See Exhibit 3

Per diluted share of common stock:
Net income attributable to Las Vegas Sands Corp.	$0.40	$0.64

Pre-opening expense, net	0.01	0.01
Development expense, net	-	-
(Gain) loss on disposal of assets, net	-	0.01
Fair value adjustment of forward contracts, net	0.04	-
Adjusted earnings per diluted share	$0.45	$0.66

Hold-normalized casino revenue	0.14	(0.04)
Hold-normalized casino expense	-	0.01
Income tax impact on hold adjustments	(0.02)	0.01
Noncontrolling interest impact on hold adjustments	-	-
Hold-normalized adjusted earnings per diluted share	$0.57	$0.64

Weighted average diluted shares outstanding	795,032,018	798,877,040

Exhibit 5

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015

Room Statistics:
The Venetian Macao:
Occupancy %	77.7%	85.8%
Average daily room rate (ADR) (1)	$226	$270
Revenue per available room (RevPAR) (2)	$176	$232

Sands Cotai Central:
Occupancy %	77.1%	81.5%
Average daily room rate (ADR) (1)	$155	$173
Revenue per available room (RevPAR) (2)	$119	$141

Four Seasons Hotel Macao and Plaza Casino:
Occupancy %	69.0%	77.0%
Average daily room rate (ADR) (1)	$358	$410
Revenue per available room (RevPAR) (2)	$247	$316

Sands Macao:
Occupancy %	95.8%	98.4%
Average daily room rate (ADR) (1)	$207	$226
Revenue per available room (RevPAR) (2)	$198	$222

Marina Bay Sands:
Occupancy %	97.9%	94.8%
Average daily room rate (ADR) (1)	$394	$414
Revenue per available room (RevPAR) (2)	$386	$393

Las Vegas Operating Properties:
Occupancy %	92.1%	86.2%
Average daily room rate (ADR) (1)	$251	$244
Revenue per available room (RevPAR) (2)	$231	$210

Sands Bethlehem:
Occupancy %	90.7%	84.5%
Average daily room rate (ADR) (1)	$153	$149
Revenue per available room (RevPAR) (2)	$138	$126

Casino Statistics:
The Venetian Macao:
Table games win per unit per day (3)	$12,107	$13,054
Slot machine win per unit per day (4)	$270	$277
Average number of table games	643	603
Average number of slot machines	1,914	2,111

Sands Cotai Central:
Table games win per unit per day (3)	$9,708	$10,937
Slot machine win per unit per day (4)	$316	$341
Average number of table games	517	517
Average number of slot machines	1,901	1,709

Four Seasons Hotel Macao and Plaza Casino:
Table games win per unit per day (3)	$15,792	$13,917
Slot machine win per unit per day (4)	$459	$484
Average number of table games	99	131
Average number of slot machines	146	147

Sands Macao:
Table games win per unit per day (3)	$7,162	$8,673
Slot machine win per unit per day (4)	$264	$302
Average number of table games	266	286
Average number of slot machines	916	918

Marina Bay Sands:
Table games win per unit per day (3)	$7,769	$11,538
Slot machine win per unit per day (4)	$664	$673
Average number of table games	608	601
Average number of slot machines	2,411	2,355

Las Vegas Operating Properties:
Table games win per unit per day (3)	$3,468	$4,041
Slot machine win per unit per day (4)	$258	$215
Average number of table games	244	243
Average number of slot machines	2,036	2,274

Sands Bethlehem:
Table games win per unit per day (3)	$3,455	$2,857
Slot machine win per unit per day (4)	$276	$262
Average number of table games	177	177
Average number of slot machines	3,012	3,013

_______________________

(1)	ADR is calculated by dividing total room revenue by total rooms occupied.

(2)	RevPAR is calculated by dividing total room revenue by total rooms available.

(3)	Table games win per unit per day is shown before discounts and commissions.

(4)	Slot machine win per unit per day is shown before deducting cost for slot points.

Exhibit 6